Item 3-6.  Fifth Amendment to Articles of Incorporation



                       ARTICLES OF AMENDMENT
                              TO THE
                     ARTICLES OF INCORPORATION

Pursuant to the provisions of Article 4.04-4.16 of the Texas Business Corporation Act, the Undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation.

                            ARTICLE ONE

The name of the Corporation is OSF Financial Services, Inc.

                            ARTICLE TWO

The directors and shareholders of the corporation by unanimous vote adopted the following amendment to the Articles of Incorporation on the 15th day of June 2001.

The amendment alters Article 10.21 of the Amended Articles of Incorporation adopted by the directors and shareholders on the 26th day of June 2002. Article 10.21 as amended in its totality is written as follows:

                          "Article 10.21"

                         Preemptive Rights

10.21 The shareholders have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon liquidation, dissolution or winding up, the holders of our stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all our debts and other liabilities. There are not any provisions in our Articles of Incorporation or in our by-laws that would prevent or delay change in our control.

                             Article 3

The directors and shareholders of the corporation by unanimous vote adopted the following amendment to the Articles of Incorporation on the 26th day of June 2002.

The   amendment   alters  Article  Eleven  of   the   Articles   of
Incorporation.   Article  Eleven as  amended  in  its  totality  is
written as follows:
                           "Article 11"

                         PREEMPTIVE RIGHTS

11.01 The shareholders have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon liquidation, dissolution or winding up, the holders of our stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all our debts and other liabilities. There are not any provisions in our Articles of Incorporation or in our by-laws that would prevent or delay change in our control.

                             Article 4

The   amendment  to  the  Articles  of  Incorporation  was  adopted unanimously by the shareholders of the Corporation.

There  is  9,500,000  Class  A  Common  Shares  outstanding.    The
stockholders present and voting were holders of the 9,500,000 Class A Common Shares.

Dated this 26th day June 2002.

                                        /s/ Lloyd P. Broussard
                                        -----------------------
                                        Lloyd P. Broussard, CEO